Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-213575
Dated March 1, 2017
(To Preliminary Prospectus Supplement dated March 1, 2017)

Free Writing Prospectus

Pareteum Corporation Company Presentation

This free writing prospectus relates to the proposed public offering of common stock of Pareteum Corporation (the “Company”), which were registered with the U.S. Securities and Exchange Commission (the “SEC”) on a Registration Statement on Form S-3 (No. 333-213575) (the “Registration Statement”). The Registration Statement has been declared effective by the SEC. The information contained in the preliminary prospectus supplement is subject to change prior to the filing of the final prospectus with the SEC.

This free writing prospectus should be read together with the preliminary prospectus supplement dated March 1, 2017, which has preceded this free writing prospectus and can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1084384/000114420417012076/v460817_424b5.htm

Before you invest, you should read the preliminary prospectus supplement and the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Joseph Gunnar & Co., LLC, Prospectus Department, at +1 (212) 440-9600.

© Pareteum 2017 ( NYSE MKT : TEUM) 1 Investor Presentation March 2017 Global Mobility Cloud Enablement: Mobility Messaging Security

© Pareteum 2017 ( NYSE MKT : TEUM) 2 Forward Looking Statements Certain statements contained herein constitute "forward - looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 . Such statements may include, without limitation, statements with respect to Pareteum’s plans and objectives, projections, expectations and intentions . These forward - looking statements are based on current expectations, estimates and projections about Pareteum’s industry, management's beliefs and certain assumptions made by management . Readers are cautioned that any such forward - looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict . Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward - looking statements . Given these uncertainties, readers are cautioned not to place undue reliance on such forward - looking statements . Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward - looking statements made here . Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Pareteum’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Pareteum .

© Pareteum 2017 ( NYSE MKT : TEUM) 3 Free Writing Prospectus Statement This presentation highlights basic information about the Company and the proposed public offering . Because this presentation is a summary, it does not contain all of the information you should consider before investing . This offering may only be made by means of a prospectus . Except as otherwise indicated, this presentation speaks only as of the date hereof . This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation . Neither the U . S . Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . We have filed a registration statement on Form S - 3 (including a preliminary prospectus supplement ) with the SEC for the offering to which this presentation relates . Before you invest, you should carefully read the preliminary prospectus supplement (including the risk factors described therein), the registration statement, and any other documents incorporated by reference therein for more complete information about the Company and this proposed public offering . You may obtain these documents free of charge by searching the SEC online database (EDGAR) on the SEC web site at http : //www . sec . gov . Alternatively, a copy of the preliminary prospectus supplement relating to the offering may be obtained by contacting Joseph Gunnar & Co . , LLC Prospectus Department, Thirty Broad Street, 11 th Floor, New York, NY 10004 , telephone : 212 - 440 - 9600 , e - mail : prospectus@jgunnar . com .

© Pareteum 2017 ( NYSE MKT : TEUM) 4 Offering Summary Issuer: Pareteum Corporation Exchange / Symbol: NYSE MKT: TEUM Offering Size: Approx. $8 million of Common Stock (100% Primary) Over - Allotment Option : 15% (100% Primary) Use of Proceeds : Sales, marketing, product development and enhancement, as well as debt repayment, capital expenditures, a nd general working capital and transaction costs. Sole Book - Runner Joseph Gunnar & Co.

© Pareteum 2017 ( NYSE MKT : TEUM) 5 Pareteum Overview • Develops: secure software and cloud based services: Integrated B/OSS( Business & Operations Support System) • Enables: Account Management (Subscribers [ subs] & subscriber identification modules [SIMs] ); Policy Management ( Service & Rules ); Online Charging (Pricing, Rating, Billing ) • Provided to: • Communications Service Providers (telco carriers: wired and wireless) • Enterprises (businesses of all sizes) • IoT markets: Internet of Things [ IoT ], Machine - to - Machine (M2M), all connected things and devices • Delivers : Reduced Total Cost of Ownership ( TCO) = 15% - 50% from largest to smallest; Improved time to market (6 - 12 months) • Future proof customers’ needs: • Continually upgraded software via TEUM’s market - based services roadmap • Application Program Interfaces (APIs ) (open system for developers) • Cloud infrastructure across a wide array of providers and services • O ur customers achieve : • Business growth and efficient scaling: new brands and services created generating new revenues • Efficiently reduced operating complexities and expenses • Seamlessly and cost effectively improved operations management

© Pareteum 2017 ( NYSE MKT : TEUM) 6 Executive Team Biographies • Robert H. (Hal) Turner , Founder, Executive Chairman , Hal sets the vision and business tone that has chartered the successful course of numerous international and U.S. domestic communication, software, and technology startup, growth, and Fortune 500 companies: ( all sizes … all stages ). • Vic Bozzo, Co - Founder, Chief Executive Officer , Vic brings prior experience in sales and marketing leadership in the Telecom and Internet industry that has lead to significant revenue and customer growth and investor returns at his previous companies. • Edward (Ted) O’Donnell , Chief Financial Officer , Ted brings over 25 years of experience in investment banking, private equity investment, venture capital, internet technology, Software as a Service (SaaS) and other new media businesses. Carlyle Capital Group

© Pareteum 2017 ( NYSE MKT : TEUM) 7 The Age Of The Connected Customer Telco’s Globally 500 million potential Subscribers and 30 Billion Connected Devices by 2020 TEUM’s business model = subscriber access = monthly recurring revenues

© Pareteum 2017 ( NYSE MKT : TEUM) 8 Application & Exchange Platform Services: Mobile Device Ubiquity • As Connected “Things” (Cars, Goods, People) move among networks (4G, Wi - Fi, Narrow - Band IoT), needed are: • Seamless & Ubiquitous Access to subscribed services • Security & Identification Services • Scalable Platform Services enabling exchange among multiple service providers for large volumes of data • Transactions Exchanged are monetized based on interconnect and roaming agreements (CSP agreements) • Pareteum’s Application & Exchange Platform Services makes all of this possible

TEUM's *Customer Success Platform*: Complex Needs In Real-Time

Any device … anywhere … anytime … pay as you go @ The Speed of Need



PROBLEMS

- Legacy upgrades are costly
- Integration of new solutions
- New competitors
- Independent towers of operations
- Cost and complex operations

LEGACY SYSTEMS

Radio Networks	Support Software
2G 3G 4G	B/OSS*
Future 5G	ERP/APPS**

Sales, Marketing, Customer Service, Subscribers, Dealers, Employees

APIS

Single sign-on and apps access portal

Integrated B/OSS enabling real-time:
- Account Management (SIMs)
- Policy Management (Service & Rules)
- Online Charging (Pricing, Rating, Billing)

APIS

Mobility Messaging Security

Development Toolkit

App Exchange

* Business & Operations Support System (B/OSS)
** Enterprise Resource Planning / Applications (ERP/APPs)

© Pareteum 2017 (NYSE MKT : TEUM)

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© Pareteum 2017 ( NYSE MKT : TEUM) 10 1. Managed Services Platform Mobile Virtual Network Enabler (MVNE) Large MNOs & Communication Service Providers ( CSPs ) 2. Global Mobility Cloud Platform Services Turnkey Cloud Solutions For CSPs Enterprise & Channels 3. Application & Exchange Platform Services 1000’s of Service Providers, Developers & Solutions Integrators Pareteum Corporate Strategy - Overview Business & Operations Support System (B/OSS) Clearinghouse & Settlements Data & Information Exchange Any Device, Anywhere

© Pareteum 2017 ( NYSE MKT : TEUM) 11 Managed Services Case Study: Vodafone Spain MVNE Platform Solution • Opportunities and issues: • MVNO subs in Spain represent ~20% of the market (52 mm SIMs ) • Vodafone needed to create and aggregate sub brands of subscribers (ethnic, second brand, different market segments and verticals ), or lose market share • Requirement for “in market infrastructure” and support services • Opportunity to address rapidly changing market , with multiple brands implemented in 4 years • Pareteum solution: • Integrated Operational and Billing Management platform (B/OSS) enabling real - time account (SIM) management, policy (service and rules) management and charging (pricing, rating, billing ) • Robust, flexible customer management services & geography via cloud, with API( application programming interface) • Economics: • Pay as you need (Software as a Service Model): • Speed to market vs building internally; (the speed of need) • Systems integrator cost savings • Enabled efficient expansion of brands, new products/promotions and geographic areas • Significant contracted deferred revenues • Vodafone’s significant projected subscribers, potential growth revenue • Global Strategic Opportunity: All Vodafone properties and sub brands, globally, could be managed through Pareteum’s platform: • 382 Million SIMs total addressable subscriber estate

© Pareteum 2017 ( NYSE MKT : TEUM) 12 Global Mobility Cloud Platform Services Case Study: Sol Mobile (UK) & Pronto (USA) • Opportunities and issues: • The customer and market needs: ability to create a mobile virtual network operator (MVNO) anywhere in the world without having to build the infrastructure : • Sol Mobile supports a travel market oriented MVNO without its own network, and traveling subscribers • Pronto has satellite phone subscribers that require charging , billing and metering platform • Pareteum solution: • Subscribers cloud provisioned (IP) to TEUM platform: instant network access and working phone ; • Dual SIM capability for domestic and international roaming • Implementation in less than 3 months fully operational services: Pay as you go @ the Speed of Need ! • Pareteum provided centralized account management and control via: • Integrated Operational and Billing Management platform (B/OSS) enabling real - time account (SIM) management, policy (service and rules) management and charging (pricing, rating, billing ) • Economics: • Sol and Pronto costs significantly reduced using TEUM • TEUM Service : Subscriber SIMs, chargeable per SIM, per month • Global Base Cloud platform deployed in The Netherlands • $ 3 billion Total Available Market ( TAM) … CSPs and businesses like Pronto and Sol • 500 million subs across 3000 CSPs Globally

© Pareteum 2017 ( NYSE MKT : TEUM) 13 • Opportunities and issues • Large European mobile operator has built an app exchange platform to: • Counter Skype/WhatsApp threat • Enable IoT (all connected wireless devices not including phones) vertical application solutions • Platform designed for 3 rd party apps connecting to multiple networks: Lora, NB - IoT, LTE - M, Wi - Fi • Solutions required outside carrier territory • Charging, billing and analytics features are not available from carriers current providers • Pareteum provides platform members (subscribers are people & devices; which have SIMs =members): • Cross - border, secure connectivity, policy, device and subscriber management • Real - time (online) charging and event processing (promotions, trial periods and zero - rating ) • Customer Relationship Management (CRM) with Salesforce plug - in, Roaming network options (Wi - Fi offload, alternative carriers ) • Apps & Solutions will include : Telemedicine , wireless voice and data inside Car, Home automation and control, logistics for shipping and maritime industry , completely automated and wireless connected cities ( cameras, lights, power ) • Economics • Projected devices in this Euro market to achieve 220 million devices by 2021 • 220 million Devices X .10 cents per month per device = $264 million annual available market • Globally 30 billion connected devices by 2020 @ 10 cents/month = $36 billion dollar annual Total Available Market Application & Exchange Platform Services Case Study: IoT Services for Carriers & Mobile Operators

© Pareteum 2017 ( NYSE MKT : TEUM) 14 Proposed Regional Cloud Hubs Current Customer Hubs Current Cloud Hub Wireless connectivity to Pareteum Cloud Total Market $270 Billion * Total Available Market $40 Billion * Pareteum Corporate Strategy – Global Mobility Cloud Subscriber (Devices & People) access = monthly recurring service revenues TEUM’s Global Mobility Cloud enables: • Pareteum Managed Services Platform • Pareteum Cloud Services Platform • Pareteum Application and Exchange Services Platform Pareteum’s Global Mobility Cloud Available Market * (Annual Revenue): • Managed Services - $300 M • Pareteum Cloud Services - $3 B • Pareteum Application and Exchange Services Platform - $36 B No. User Subs in Millions No. IoT Devices in Millions Spain India UK South Africa Germany Italy 30.3 70.4 50 198 50 24.1 10 30.3 50 18.2 50 1.3 10 US 100 75 * Company estimates

Growth Strategy: On Track To Scale

Social & Community Sales & Marketing: Trusted Services for the Digital Economy sold through Developer Community and Word of Mouth.

Channel Sales & Marketing: Expand Market Base via Partnerships & JV's, Introduce new Mobility Services

Direct Sales & Marketing: Hire Sales Execs, Increase Revenue, Decrease Cost, Decrease Time to Change

$270 B

2008 2012 2019

Market Size

~$200 Billion

Apps Exchange & Service Bureau

- Aggressive expansion: **M&A**
- Apps & Solution Integrators
- IoT 'Connected Things'
- Video & Streaming Media
- Developer Community

~$50 Billion

Global Mobility Cloud Platform

- Enterprise & Campuses
- Governments
- On demand bundled solutions

~$20 Billion

Managed Services Platform

- Communication Service providers
- Custom developed solutions

© Pareteum 2017 (NYSE MKT : TEUM)
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© Pareteum 2017 ( NYSE MKT : TEUM) 16 Corporate Restructuring • Corporate Restructuring Highlights • New senior leadership team • FTE Reduction from 265 to 67 (Q3/15 - Q4/16); rationalized operations to current business • Ongoing organizational rationalization & optimization: “everything on the table” • Capital Markets and Developments • Raised $6 million in convertible debt and equity in 2016 • Converted $3.5 million to equity in end - 2016/early - 2017 • Divested Validsoft subsidiary • Reinstated Sales and Commercial Activities: Vic Bozzo named CEO • Re - established and expanded relationship with key strategic customer Vodafone • New Channel Partnerships • Ongoing expansion of sales organization • Financial Restructuring: Ted O’Donnell named CFO • Annualized expense savings of $10 million

© Pareteum 2017 ( NYSE MKT : TEUM) 17 Company Capitalization

© Pareteum 2017 ( NYSE MKT : TEUM) 18 Investment Highlights • New Experienced Management Team Onboard • Restructuring Phase of Turnaround Completed … now growth execution ready • Large Supportive Client – Vodafone • Long term contracts: growing contract value backlog! • Sustainable and growing monthly recurring revenue model • Higher multiples via our Software as a Service (SaaS) model • Established Revenue Base – With Strong Margins of 60% - 85% • Large and growing market • Mobile Network Operators (MNOs ) / Mobile Virtual Network Operators (MVNOs) + Enterprise + Internet of Things (IoT) = $Billions to $Trillions • Customers want to buy what we sell • Secure mobility for voice, data, video and messaging • Great product and market fit • Pareteum global platform services solving customers’ problems

© Pareteum 2017 ( NYSE MKT : TEUM) 19 Contact us Pareteum Hal Turner : Founder, Executive Chairman & Principal Executive Officer Vic Bozzo : Co - Founder, Chief Executive Officer Ted O’Donnell: Chief Financial Officer Alexander Korff: General Counsel InvestorRelations@Pareteum.com Pareteum Shareholder Contact Steve Gersten: +1 - 813 - 926 - 8920 InvestorRelations@ Pareteum.com Investor Relations Contact Jon Cunningham: +1 - 407 - 712 - 8969 Jon@redchip.com